Exhibit 99.1

Location Based Technologies to Present at LD MICRO Invitational on September 22nd

IRVINE, Calif.,  September 20, 2011 --Location Based Technologies, Inc. (OTCBB:LBAS.ob - News), a leading-edge service provider of personal, pet and asset GPS locators and devices, today announced that Chief Executive Officer, Mr. Dave Morse will present at the LD MICRO Invitational on Thursday, September 22nd at 10:00 AM PST. The conference is being held at the Luxe Sunset Bel Air Hotel in Los Angeles.

"We are excited to host 15 names that we consider to be of the highest caliber in the micro-cap space." said LD MICRO president Chris Lahiji.

“It is an honor to be invited to present to investors at the LD MICRO Invitational this year.  The timing of the event lines up perfectly as we prepare for the national product launch here in the United States later this fall,” said Dave Morse, Chief Executive Officer.

The LD MICRO Invitational showcases some of the fastest growing and profitable names on the OTC, NASDAQ, and NYSE.

To learn more or to register, please call 408-457-1042.

About LD MICRO

LD MICRO is a by-invitation only newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published an annual list of recommended stocks as well as comprehensive reports on select companies throughout the year. LD MICRO concentrates on finding, researching, and investing in companies that are overlooked by institutional investors. It is a non-registered investment advisor.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS.ob - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.pocketfinder.com, for more information on personal locator devices from PocketFinder®.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

or,

Location Based Technologies
David Morse, PhD, 888-600-1044 ext 5
investor@locationbasedtech.comBottom of Form